Term Sheet 1011BA To product supplement BA dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated November 16, 2010; Rule 433

Deutsche Bank AG
Structured Investments	Deutsche Bank $ Notes Linked to the Performance of a Basket of Four Currencies Relative to the U.S. Dollar due December 1, 2011
General
•
The notes are designed for investors who seek a return at maturity linked to the potential appreciation of an equally weighted basket of currencies (the “Basket”) consisting of the Indian rupee, the Indonesian rupiah, the Korean won and the Singapore dollar (the “Basket Currencies”) relative to the U.S. dollar (the “Reference Currency”), as measured by the Basket Return formula set forth herein. Investors should be willing to forgo coupon payments and, if the Basket Return is less than 3.00%, be willing to lose 5.00% of their initial investment. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing December 1, 2011†.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (“Principal Amount”) and integral multiples thereof.
•	The notes are expected to price on or about November 19, 2010 (the “Trade Date”) and are expected to settle on or about November 24, 2010 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Principal Amount
Term:	1 year
Basket:
The notes are linked to an equally weighted basket consisting of the Indian rupee, the Indonesian rupiah, the Korean won and the Singapore dollar (each a “Basket Currency,” and together the “Basket Currencies”) relative to the U.S. dollar (the “Reference Currency”).  The level of the Basket will increase as the Basket Currencies appreciate relative to the U.S. dollar, and will decrease as the Basket Currencies depreciate relative to the U.S. dollar.

Basket Currency	Reference Currency	Fixing Source	Fixing Time	Initial Spot Rate**	Basket Currency Performance Weighting
Indian rupee (“INR”)	U.S. Dollar	Reuters Page “WMRSPOT40”	4:00 p.m. London time		1/4
Indonesian rupiah (“IDR”)	U.S. Dollar	Reuters Page “WMRSPOT40”	4:00 p.m. London time		1/4
Korean won (“KRW”)	U.S. Dollar	Reuters Page “WMRSPOT40”	4:00 p.m. London time		1/4
Singapore dollar (“SGD”)	U.S. Dollar	Reuters Page “WMRSPOT40”	4:00 p.m. London time		1/4
** The Initial Spot Rate for each Basket Currency will be determined on the Trade Date.
Currency of the Issue:	United States dollars
Payment at Maturity:	At maturity, you will be entitled to receive a cash payment per $1,000 Principal Amount of notes of the Minimum Payment Amount plus the Additional Amount, which may be zero.
Any payment at maturity is subject to the credit of the Issuer.
Minimum Payment Amount:	$950.00, equal to 95.00% of the Principal Amount
Additional Amount:
•  If the Basket Return is less than 3.00%, the Additional Amount will equal $0.00.
•  If the Basket Return is greater than or equal to 3.00% but less than 13.50%, the Additional Amount will equal $135.00, calculated as 13.50% of the Principal Amount.
•  If the Basket Return is greater than or equal to 13.50%, the Additional Amount will be calculated as follows:
$1,000 x Basket Return
The Additional Amount will not be less than zero.

Basket Return:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows:
Final Basket Level – Initial Basket Level
Initial Basket Level
The Basket Return may be positive, zero or negative.
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	The Final Basket Level will be calculated as follows:

100 x [1 + (INR Performance x 1/4) + (IDR Performance x 1/4) + (KRW Performance x 1/4) + (SGD Performance x 1/4)]
The INR Performance, IDR Performance, KRW Performance and SGD Performance will each equal the Currency Performance of the respective Basket Currency against the U.S. dollar, expressed as a percentage.

Currency Performance:	With respect to each Basket Currency, the performance of the relevant Basket Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
Initial Spot Rate – Final Spot Rate
Initial Spot Rate
Initial Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the Trade Date.
Final Spot Rate:	For each Basket Currency, the arithmetic average of the Spot Rates on the Averaging Dates.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the U.S. dollar, expressed as units of the respective Basket Currency per U.S. dollar, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this term sheet under “Spot Rates.” The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in this term sheet.

Averaging Dates†:	November 21, 2011, November 22, 2011, November 23, 2011, November 25, 2011 and November 28, 2011 (the “Final Valuation Date”).
Maturity Date†:	December 1, 2011
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1 BQ 3 / US2515A1BQ32
†	Subject to postponement as described under "Adjustments to Valuation Dates and Payment Dates" in the accompanying product supplement and "Market Disruption Events" in this term sheet.
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $990.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see "Supplemental Plan of Distribution" in this term sheet for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
November 16, 2010

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with product supplement BA dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BA dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200180/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The table below illustrates the Payment at Maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 Principal Amount of notes for a hypothetical range of performances for the Basket Return.  The hypothetical returns set forth below assume a Initial Basket Level of 100. The hypothetical returns set forth below are for illustrative purposes only.  The actual return applicable to a purchaser of the notes will be based on the Final Basket Level, calculated using the Spot Rates of the Basket Currencies on the Averaging Dates.  The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Final Basket Level	Basket Return	Additional Amount	Payment at Maturity	Return on the Notes
200.00	100.00%	$1,000.00	$1,950.00	95.00%
180.00	80.00%	$800.00	$1,750.00	75.00%
160.00	60.00%	$600.00	$1,550.00	55.00%
140.00	40.00%	$400.00	$1,350.00	35.00%
120.00	20.00%	$200.00	$1,150.00	15.00%
115.00	15.00%	$150.00	$1,100.00	10.00%
113.50	13.50%	$135.00	$1,085.00	8.50%
110.00	10.00%	$135.00	$1,085.00	8.50%
105.00	5.00%	$135.00	$1,085.00	8.50%
103.00	3.00%	$135.00	$1,085.00	8.50%
102.50	2.50%	$0.00	$950.00	-5.00%
100.00	0.00%	$0.00	$950.00	-5.00%
80.00	-20.00%	$0.00	$950.00	-5.00%
60.00	-40.00%	$0.00	$950.00	-5.00%
40.00	-60.00%	$0.00	$950.00	-5.00%
20.00	-80.00%	$0.00	$950.00	-5.00%
0.00	-100.00%	$0.00	$950.00	-5.00%

Notes Linked to the Performance of a Basket of
Four Currencies Relative to the U.S. Dollar due December 1, 2011

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the hypothetical returns set forth in the table above are calculated. The examples below use hypothetical Basket Currency Initial Spot Rates of 44.8300 for the INR, 8,928 for the IDR, 1,127.84 for the KRW and 1.2929 for the SGD.

Example 1: The Final Basket Level is 115, compared to the Initial Basket Level of 100, resulting in a Basket Return of 15.00%.   Each of the INR, IDR, KRW and SGD appreciate relative to the USD, resulting in a Basket Return of 15.00%. Because the Basket Return of 15.00% is greater than or equal to 13.50%, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Principal Amount of notes, calculated as follows:

Minimum Payment Amount + ($1,000 x Basket Return)
= $950.00 + ($1,000 x 15.00%) = $1,100.00

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Basket Currency Initial Spot Rate	Basket Currency Final Spot Rate	Currency Performance	Basket Currency Weighting
INR	44.8300	38.1055	15.0%	1/4
IDR	8,928	7,589	15.0%	1/4
KRW	1,127.84	958.66	15.0%	1/4
SGD	1.2929	1.0990	15.0%	1/4

Basket Performance = [(15% x .25) + (15% x .25) + (15% x .25) + (15% x .25)] = 0.15 = 15.00%

Example 2: The Final Basket Level is 105, compared to the Initial Basket Level of 100, resulting in a Basket Return of 5.00%. The INR appreciates relative to the USD, and the IDR, KRW and SGD depreciate relative to the USD, resulting in a Basket Return of 5.00%.  Because the Basket Return of 5.00% is greater than 3.00% but less than 13.50%, the investor receives a Payment at Maturity of $1,085.00 per $1,000 Principal Amount of notes, calculated as follows:

Minimum Payment Amount + Additional Amount = $950.00 + $135.00 = $1,085.00

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Basket Currency Initial Spot Rate	Basket Currency Final Spot Rate	Currency Performance	Basket Currency Weighting
INR	44.8300	22.4150	50.0%	1/4
IDR	8,928	9,821	-10.0%	1/4
KRW	1,127.84	1,240.62	-10.0%	1/4
SGD	1.2929	1.4222	-10.0%	1/4

Basket Return = [(50% x .25) + (-10% x .25) + (-10% x .25) + (-10% x .25)] = 0.05 = 5.00%

Example 3: The Final Basket Level is 102.50, compared to the Initial Basket Level of 100, resulting in a Basket Return of 2.50%. The INR appreciates relative to the USD, and the IDR, KRW and SGD depreciate relative to the USD, resulting in a Basket Return of 2.50%. Because the Basket Return of 2.50% is less than 3.00%, the investor will receive the Minimum Payment Amount of $950.00 per $1,000 Principal Amount of notes.

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Basket Currency Initial Spot Rate	Basket Currency Final Spot Rate	Currency Performance	Basket Currency Weighting
INR	44.8300	13.4490	70.0%	1/4
IDR	8,928	10,714	-20.0%	1/4
KRW	1,127.84	1,353.41	-20.0%	1/4
SGD	1.2929	1.5515	-20.0%	1/4

Basket Return = [(70% x .25) + (-20% x .25) + (-20% x .25) + (-20% x .25)] = 0.025 = 2.50%

Example 4: The Final Basket Level is 80, compared to the Initial Basket Level of 100, resulting in a Basket Return of -20.00%.  The IDR, KRW and SGD depreciate relative to the USD.  Because the INR depreciates significantly relative to the USD, its depreciation offsets the appreciation of IDR, KRW and SGD, resulting in a Basket Return of -20.00%.  Because the Basket Return of -20.00% is less than 3.00%, the investor will receive the Minimum Payment Amount of $950.00 per $1,000 Principal Amount of notes.

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Basket Currency Initial Spot Rate	Basket Currency Final Spot Rate	Currency Performance	Basket Currency Weighting
INR	44.8300	121.0410	-170.0%	1/4
IDR	8,928	6,250	30.0%	1/4
KRW	1,127.84	789.49	30.0%	1/4
SGD	1.2929	0.9050	30.0%	1/4

Basket Return = [(-170% x .25) + (30% x .25) + (30% x .25) + (30% x .25)] = -0.20 = -20.00%

Selected Purchase Considerations

•
APPRECIATION POTENTIAL IF THE BASKET RETURN IS GREATER THAN 13.50% — If the Basket Return is greater than 13.50%, the notes provide the opportunity to receive a return linked to the potential appreciation of the Basket (subject to a maximum possible Basket Return of 100%), which will be added to the Minimum Payment Amount of $950.00 in determining the Payment at Maturity per $1,000 Principal Amount of notes. Because the notes are our senior unsecured obligations, any Payment at Maturity is subject to our ability to pay our obligations as they become due.

•
PARTIAL PRESERVATION OF CAPITAL AT MATURITY — You will receive at least 95.00% of the Principal Amount of notes if you hold the notes to maturity, regardless of the performance of the Basket. You should be willing to lose 5% of your initial investment if the Basket Return is less than 3.00%.  Additionally, because the Additional Amount will be added to the Minimum Payment Amount of $950.00 in determining the Payment at Maturity per $1,000 Principal Amount of notes, the Basket will need to appreciate by at least 3.00% for you to receive more than your initial investment amount at maturity. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
DIVERSIFICATION AMONG THE BASKET CURRENCIES — The return on the notes, which may be positive or negative, is linked to the performance of a Basket consisting of the Indian rupee, the Indonesian rupiah, the Korean won and the Singapore dollar, which we refer to as the Basket Currencies, relative to the U.S. dollar, which we refer to as the Reference Currency.  Accordingly, the level of the Basket will increase as the Basket Currencies appreciate relative to the U.S. dollar, and will decrease as the Basket Currencies depreciate relative to the U.S. dollar.

•
TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the notes.  Based on that opinion, we believe that the notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments” the denomination currency of which is the U.S. dollar.  Under this treatment, regardless of your method of accounting, you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment on the notes until maturity. Any income recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes.

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 60 Wall Street, 31st Floor, Mail Stop NYC60-3106, New York, New York 10005, Attention: Brian Polchinski, (212) 250-1039. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount of the Additional Amount, if any, that we will pay on the notes.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the notes should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket Currencies.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
MARKET RISK — The notes do not guarantee the full return of your investment. The return on the notes at maturity is linked to the performance of the Basket Currencies relative to the U.S. dollar and will depend on the Basket Return. Because the Minimum Payment Amount of $950.00 is less than the Principal Amount per note, you will receive less than your initial investment at maturity if the Basket Return is less than 3.00%. Accordingly, if the Basket does not appreciate sufficiently, you will lose some of your initial investment. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

•
YOU MAY RECEIVE A NEGATIVE RETURN ON THE NOTES EVEN IF THE BASKET RETURN IS POSITIVE — The Additional Amount will be added to the Minimum Payment Amount of $950.00 in determining the Payment at Maturity per $1,000 Principal Amount of notes. The Additional Amount is equal to $0.00 if the Basket Return is less than 3.00%. Therefore, even if the Basket Return is positive, you will lose some of your initial investment in the notes if the Basket Return is less than 3.00%.

•
CREDIT OF THE ISSUER — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates may hedge our foreign currency exposure from the notes by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rates and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Spot Rates on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Spot Rates. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

•	THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

•
THE NOTES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

•	THE NOTES DO NOT PAY COUPONS – Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES – You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. The Basket Return is based on the Currency Performance for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Principal Amount of your notes, the original Issue Price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase notes from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
GAINS IN THE CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE CURRENCY PERFORMANCE OF ONE OR MORE OTHER BASKET CURRENCIES – The notes are linked to the performance of the Basket, which is composed of four currencies with equal weightings. The Basket Return will be based on the appreciation or depreciation of the Basket as a whole, as measured by the Basket Return formula set forth herein. Therefore, positive Currency Performance of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Performance of one or more other Basket Currencies of lesser, equal or greater magnitude, which may result in an aggregate Basket Return equal to or less than zero. The performance of the Basket is dependent on the Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

•
CURRENCY MARKETS MAY BE VOLATILE – Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your notes in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

•
LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the notes.

•
THE NOTES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Basket Currencies are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Basket Currencies, and, consequently, the return on the notes.

•
IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Averaging Dates would likely have an adverse effect on the Final Spot Rate for each Basket Currency, and therefore, on the return on your notes. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Basket Return using its normal means. The resulting discretion by the calculation agent in determining the Basket Return could, in turn, result in potential conflicts of interest.

•
POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE NOTES ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the notes and the calculation agent for the notes. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Return and maintains some discretion as to how such calculations are made, in particular if the Spot Rate for any Basket Currency is not available on any Averaging Date. In addition, the Issuer may hedge its obligations under the notes. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the notes or the performance of the Basket Currencies.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the notes.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the notes in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

•
THE PAYMENT FORMULA FOR THE NOTES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES – Changes in the Basket Currencies during the term of the notes before the Averaging Dates may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Basket Return by multiplying the Currency Performance for each Basket Currency by its respective weighting and then taking the sum of the weighted Currency Performances, as described above. The Currency Performances will be calculated only as of the Final Valuation Date, and will be based on the arithmetic average of the Spot Rates for each Basket Currency on the Averaging Dates. As a result, the Basket Return may be less than zero even if the Basket Currencies had moved favorably at certain times during the term of the notes before moving to unfavorable levels on the Averaging Dates.

•
WE AND OUR AFFILIATES AND AGENTS, OR J.P. MORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES – We, our affiliates and agents, and J.P. Morgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. We, our affiliates and agents, or J.P. Morgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or J.P. Morgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Currencies to which the notes are linked.

•
ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – We expect that, generally, the Spot Rates for the Basket Currencies on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the U.S. dollar. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies and the U.S. dollar, as reference currency;
•	the time to maturity of the notes;
•	the exchange rates and the volatility of the exchange rate between each Basket Currency and the U.S. dollar;
•	interest and yield rates in the market generally and in the markets of the Basket Currencies and the U.S. dollar;
•	a variety of economic, financial, political, regulatory or judicial events;
•	supply and demand for the notes; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE NOTES – It is impossible to predict whether  the Spot Rates of any of the Basket Currencies will rise or fall.  The Spot Rates of the Basket Currencies will be influenced by complex and interrelated political, economic, financial and other factors.

•
MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Return in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes or prevents the calculation agent from determining the Basket Return or Payment at Maturity in the ordinary manner, the calculation agent will determine the Basket Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Averaging Dates, the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your notes. For example, if the source for the Spot Rate of a Basket Currency is not available on an Averaging Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your notes.

Spot Rates

The Spot Rate for the Indian rupee will be the USD/INR mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Indian rupees per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT40” (or any successor page) on such date of calculation.

The Spot Rate for the Indonesian rupiah will be the USD/IDR mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Indonesian rupiahs per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT40” (or any successor page) on such date of calculation.

The Spot Rate for the Korean won will be the USD/KRW mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Korean wons per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT40” (or any successor page) on such date of calculation.

The Spot Rate for the Singapore dollar will be the USD/SGD mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Singapore dollars per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT40” (or any successor page) on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be determined by the calculation agent in good faith and in a commercially reasonable manner.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the notes or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Averaging Dates, the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your notes. For example, if the source for the Spot Rate of a Basket Currency is not available on any Averaging Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your notes.

Historical Information

The following charts show the historical performance of the Basket Currencies relative to the U.S. dollar as well as historical individual exchange rates for each of the Basket Currencies against the U.S. dollar.  In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. The retrospective data for the Basket Return was calculated by setting the level to 100 on November 12, 2010 and measured retrospectively to January 31, 2000. The historical high, low and period-end exchange rates for each Basket Currency are shown for the period from January 3, 2000 through November 12, 2010.

The retrospective and historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth herein), future performance of the Basket Currencies or the Basket Return. The numbers appearing in the below tables may have been rounded for ease of analysis. We cannot give you any assurance that the Basket Return will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Return is more or less likely to increase or decrease at any time during the term of the notes.

As set forth in the following tables, for each Basket Currency, a higher exchange rate for a given year indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of that Basket Currency relative to the U.S. dollar. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from January 3, 2000 through November 12, 2010. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Past performance is not indicative of future performance.

Indian Rupee
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through November 12, 2010
(expressed as units of Indian rupees per U.S. dollar)

Indian Rupee	High	Low	Period End
2000	46.9150	43.4750	46.6750
2001	48.3700	46.3412	48.2450
2002	49.0713	47.9235	47.9750
2003	48.0500	45.2100	45.6250
2004	46.5150	43.2800	43.4600
2005	46.3900	43.1300	45.0500
2006	47.0450	44.0200	44.2700
2007	44.7040	39.1737	39.4125
2008	50.6050	39.2057	48.8025
2009	52.1800	45.8050	46.5250
2010 (through November 12, 2010)	47.7450	43.9750	44.8300

Past performance is not indicative of future performance.

Indonesian Rupiah
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through November 12, 2010
(expressed as units of Indonesian rupiahs per U.S. dollar)

Indonesian Rupiah	High	Low	Period End
2000	9,675	6,950	9,675
2001	12,200	8,280	10,400
2002	10,550	8,427	8,950
2003	9,160	8,095	8,420
2004	9,595	8,299	9,270
2005	10,875	9,115	9,830
2006	9,846	8,694	8,995
2007	9,482	8,650	9,393
2008	13,000	9,045	11,120
2009	12,160	9,280	9,404
2010 (through November 12, 2010)	9,440	8,881	8,928

Past performance is not indicative of future performance.

Korean Won
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through November 12, 2010
(expressed as units of Korean won per U.S. dollar)

Korean Won	High	Low	Period End
2000	1,274.50	1,100.97	1,265.00
2001	1,368.00	1,233.00	1,313.50
2002	1,335.20	1,157.50	1,185.70
2003	1,263.50	1,144.85	1,192.10
2004	1,198.00	1,034.95	1,035.10
2005	1,062.30	989.22	1,010.00
2006	1,010.50	912.90	929.70
2007	953.55	899.69	935.37
2008	1,524.57	931.90	1,259.55
2009	1,597.45	1,149.40	1,164.00
2010 (through November 12, 2010)	1,277.85	1,102.85	1,127.84

Past performance is not indicative of future performance.

Singapore Dollar
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through November 12, 2010
(expressed as units of Singapore dollars per U.S. dollar)

Singapore Dollar	High	Low	Period End
2000	1.7617	1.6470	1.7345
2001	1.8556	1.7266	1.8455
2002	1.8539	1.7280	1.7346
2003	1.7890	1.6980	1.6995
2004	1.7306	1.6288	1.6318
2005	1.7065	1.6163	1.6630
2006	1.6635	1.5320	1.5378
2007	1.5479	1.4356	1.4401
2008	1.5349	1.3451	1.4301
2009	1.5581	1.3780	1.4049
2010 (through November 12, 2010)	1.4274	1.2817	1.2929

Past performance is not indicative of future performance.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Principal Amount of notes.